Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of our report dated March 25, 2021 relating to our audits of financial statements of IntelGenx Technologies Corp. as of and for the years ended December 31, 2020 and 2019 appearing in this Annual Report on Form 10-K of IntelGenx Technologies Corp. for the year ended December 31, 2020.

Richter LLP (Signed)

Montréal, Québec,

Canada

March 25, 2021